KIRKLAND’S REPORTS THIRD QUARTER 2018 RESULTS

▪	Net sales increased 6.6% to $154.6 million

▪	Comparable sales increased 1.4%; e-commerce revenue up 22.9%

▪	Loss per diluted share of $0.18; adjusted loss per diluted share of $0.13 on improved EBITDA margin

▪	Annual EPS guidance reaffirmed at $0.50 to $0.60, excluding new CEO charges

NASHVILLE, Tenn. (November 29, 2018) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported financial results for the 13-week and 39-week periods ended November 3, 2018.
“I am excited to join the Kirkland’s team and encouraged with the ongoing initiatives as well as the energy across the company,” said Steve “Woody” Woodward, Chief Executive Officer. “At the same time, I believe there is significant opportunity to improve the consistency and relevancy of our assortments to make Kirkland’s the destination of choice for quality home décor at an affordable price.”
Mike Cairnes, President and Chief Operating Officer added, “Quarterly performance benefitted from strong sell through of seasonal merchandise and continued progress in operating performance. E-commerce trends improved in the quarter while expenses and inventory remained well managed. We are operating the business with greater efficiency and believe we are well positioned to deliver a solid holiday season.”
Financial Performance
Net sales for the 13 weeks ended November 3, 2018 increased 6.6% to $154.6 million compared with $145.0 million for the 13 weeks ended October 28, 2017. Net sales for the third quarter were driven by an increase in both store count and e-commerce revenue. Kirkland’s opened six stores and closed no stores during the third quarter, bringing the total number of stores to 432 at quarter-end. Comparable store sales, including e-commerce sales, increased 1.4% compared with an increase of 0.7% in the prior-year quarter. Brick and mortar traffic trends improved versus year-ago levels; negative store traffic was partially offset by an improvement in conversion and average ticket. E-commerce sales were driven by gains in traffic and conversion.
Net loss for the 13 weeks ended November 3, 2018 was $2.8 million, or ($0.18) per diluted share compared with a net loss of $2.4 million, or ($0.15) per diluted share, for the 13 weeks ended October 28, 2017. Adjusted loss, excluding charges associated with the transition of the Company’s Chief Executive Officers, for the 13 weeks ended November 3, 2018 was $2.0 million, or ($0.13) per diluted share. The decline in gross profit as a percentage of sales in the third quarter was driven by a decline in merchandise margin primarily due to higher inbound freight costs and the deleverage of store occupancy costs. Total operating expenses as a percentage of sales declined versus the prior-year period.
Net sales for the 39 weeks ended November 3, 2018 increased 5.2% to $430.9 million compared with $409.5 million for the 39 weeks ended October 28, 2017. Comparable store sales for the 39 weeks ended November 3, 2018, including e-commerce sales, decreased 0.3% compared with a decrease of 0.6% in the prior-year period. Kirkland’s opened 22 stores and closed eight during the 39-week period ended November 3, 2018.
Net loss for the 39 weeks ended November 3, 2018 was $10.4 million, or ($0.66) per diluted share compared with a net loss of $7.6 million, or ($0.48) per diluted share, for the 39 weeks ended October 28, 2017. Adjusted loss, excluding severance and other charges associated with the transition of the Company’s Chief Executive Officers, for the 39 weeks ended November 3, 2018 was $8.5 million, or ($0.54) per diluted share.

Fiscal 2018 Outlook
Kirkland’s is updating its outlook for fiscal 2018 as follows:

Store Growth:	For the 52-week period ending February 2, 2019 (“fiscal 2018”), the Company expects to achieve approximately 3% to 4% square footage growth with 25 new store openings and 13 to 15 store closings.

Sales:	The Company expects total sales for fiscal 2018 to increase 3% to 4% compared with fiscal 2017. This level of sales performance implies flat to modest growth in comparable store sales.

Earnings:
The Company expects fiscal 2018 diluted earnings per share to be in the range of $0.50 to $0.60, excluding costs in the second half related to the hiring of a new CEO. The full year earnings projection assumes a tax rate of approximately 30%.

Cash Flow:
Capital expenditures in fiscal 2018, which are driven primarily by new store openings and investments in omni-channel capabilities and the supply chain, are estimated to range between $29 million and $31 million.

This performance outlook is based on current information as of November 29, 2018. The information on which this outlook is based is subject to change, and the Company may update its full-year business outlook or any portion thereof at any time for any reason.
Investor Conference Call and Web Simulcast
Kirkland’s will hold its earnings call for the third quarter later today at 11:00 a.m. ET. Participating on the call will be Steve Woodward, Chief Executive Officer, Mike Cairnes, President and Chief Operating Officer and Nicole Strain, Interim Chief Financial Officer. The number to call for the interactive teleconference is (412) 542-4163. A replay of the conference call will be available through Thursday, December 6, 2018 by dialing (412) 317-0088 and entering the confirmation number 10126322.
A live webcast of Kirkland’s quarterly conference call will be available online on the Company’s Investor Relations Page on November 29, 2018, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.
About Kirkland’s, Inc.
Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 434 stores in 37 states as well as an e-commerce enabled website, www.kirklands.com.  The Company’s stores present a broad selection of distinctive merchandise, including holiday décor, framed art, furniture, ornamental wall décor, fragrance and accessories, mirrors, lamps, decorative accessories, textiles, housewares, gifts, artificial floral products, frames, clocks and outdoor living items.  The Company’s stores offer an extensive assortment of holiday merchandise during seasonal periods as well as items carried throughout the year suitable for gift-giving.  More information can be found at www.kirklands.com.
Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, fluctuations in cost and availability of products, interruptions in supply chain and distribution systems, including our e-commerce systems and channels, the ability to control employment and other operating costs, availability of suitable retail locations and other growth opportunities, disruptions in information technology systems including the potential for security breaches of Kirkland’s or its customers’ information, seasonal fluctuations in consumer spending, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 3, 2018 and subsequent reports. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13-Week Period Ended	13-Week Period Ended
	November 3, 2018	October 28, 2017
Net sales	$154,571	$144,979
Cost of sales (1)	107,918	99,508
Gross profit	46,653	45,471
Operating expenses:
Compensation and benefits	29,621	28,072
Other operating expenses	18,783	19,427
Depreciation (exclusive of depreciation included in cost of sales) (1)	1,867	1,739
Total operating expenses	50,271	49,238
Operating loss	(3,618)	(3,767)
Other income, net	(155)	(160)
Loss before income taxes	(3,463)	(3,607)
Income tax benefit	(683)	(1,245)
Net loss	$(2,780)	$(2,362)
Loss per share:
Basic	$(0.18)	$(0.15)
Diluted	$(0.18)	$(0.15)
Shares used to calculate loss per share:
Basic	15,486	16,013
Diluted	15,486	16,013

(1) During the fourth quarter of 2017, the Company reclassified supply chain and store-related depreciation expense to cost of sales whereas it was previously included in depreciation on its financial statements. The Company also reclassified prior period amounts to reflect this change. This reclassification increased cost of sales by approximately $5.1 million for the 13 weeks ended October 28, 2017, with an equal and offsetting decrease to depreciation. This reclassification had no impact on net sales, operating loss, net loss or loss per share.

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	39-Week Period Ended	39-Week Period Ended
	November 3, 2018	October 28, 2017
Net sales	$430,924	$409,503
Cost of sales (1)	302,161	281,098
Gross profit	128,763	128,405
Operating expenses:
Compensation and benefits	83,490	80,556
Other operating expenses	54,067	54,501
Depreciation (exclusive of depreciation included in cost of sales) (1)	5,405	5,089
Total operating expenses	142,962	140,146
Operating loss	(14,199)	(11,741)
Other income, net	(625)	(253)
Loss before income taxes	(13,574)	(11,488)
Income tax benefit	(3,197)	(3,919)
Net loss	$(10,377)	$(7,569)
Loss per share:
Basic	$(0.66)	$(0.48)
Diluted	$(0.66)	$(0.48)
Shares used to calculate loss per share:
Basic	15,673	15,932
Diluted	15,673	15,932

(1) During the fourth quarter of 2017, the Company reclassified supply chain and store-related depreciation expense to cost of sales whereas it was previously included in depreciation on its financial statements. The Company also reclassified prior period amounts to reflect this change. This reclassification increased cost of sales by approximately $14.8 million for the 39 weeks ended October 28, 2017, with an equal and offsetting decrease to depreciation. This reclassification had no impact on net sales, operating loss, net loss or loss per share.

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(In thousands)

	November 3, 2018	February 3, 2018	October 28, 2017
ASSETS
Current assets:
Cash and cash equivalents	$23,837	$80,156	$27,885
Inventories, net (1)	113,759	81,255	104,741
Prepaid expenses and other current assets (1)	23,314	15,988	25,644
Total current assets	160,910	177,399	158,270
Property and equipment, net	115,275	113,039	115,127
Deferred income taxes	1,255	2,216	968
Other assets	7,201	6,543	6,552
Total assets	$284,641	$299,197	$280,917

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,262	$53,125	$51,701
Income taxes payable	—	4,943	—
Accrued expenses	34,466	38,872	34,699
Total current liabilities	100,728	96,940	86,400
Deferred rent	53,944	53,303	54,196
Deferred income taxes	27	—	2,561
Other liabilities	8,692	8,193	9,916
Total liabilities	163,391	158,436	153,073
Net shareholders' equity	121,250	140,761	127,844
Total liabilities and shareholders’ equity	$284,641	$299,197	$280,917

(1) During the fourth quarter of fiscal 2017, the Company reclassified supplies inventory to prepaid expenses and other current assets whereas it was previously included in inventories, net, on its financial statements. The Company also reclassified prior period amounts to reflect this change. This reclassification increased prepaid expenses and other current assets by approximately $2.6 million as of October 28, 2017, with an equal and offsetting decrease to inventories, net.

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)

	39-Week Period Ended	39-Week Period Ended
	November 3, 2018	October 28, 2017
Net cash used in:
Operating activities	$(20,819)	$(12,269)
Investing activities	(25,025)	(23,617)
Financing activities	(10,475)	(166)
Cash and cash equivalents:
Net decrease	(56,319)	(36,052)
Beginning of the period	80,156	63,937
End of the period	$23,837	$27,885